EXHIBIT 99.1

N E W S R E L E A SE

For Immediate Release	One American Row
PO Box 5056
Hartford CT 06102-5056
www.phoenixwm.com

Contacts:
Media Relations Alice S. Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations Naomi Baline Kleinman, 860-403-7100 pnx.ir@phoenixwm.com

The Phoenix Companies, Inc. Reports Fourth Quarter and Full Year 2009 Results

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Fourth quarter $106.4 million net loss; $34.2 million operating loss; $22.2 million operating income excluding unusual items

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Unrealized losses improved by $1.3 billion in 2009

Hartford, Conn., February 11, 2010 – The Phoenix Companies, Inc. (NYSE: PNX) today reported a net loss of $106.4 million, or $0.91 per share, and an operating loss of $34.2 million, or $0.29 per share, for the fourth quarter of 2009.  Excluding unusual items (detailed below), operating income was $22.2 million, or $0.19 per share.

The fourth quarter 2009 net loss included a $65.4 million, or $0.56 per share, loss from discontinued operations, including a $22.7 million charge on the previously announced sale of the company’s private placement insurance business and an additional $46.7 million in reserves taken in response to adverse developments in the company’s legacy discontinued group accident and health reinsurance business.

For the full year 2009, the company reported a net loss of $319.0 million, or $2.74 per share, and an operating loss of $142.4 million, or $1.22 per share.   Excluding unusual items (detailed below), full year operating income was $70.2 million, or $0.60 per share.

“Our 2009 operating results reflected the challenges of a company in transition, as well as the difficult economic environment, but the fundamentals of our business are sound, including mortality, persistency, expenses and investment income,”  said James D. Wehr, president and chief executive officer.

“From a balance sheet perspective, the investment portfolio rebounded from the turbulent markets earlier in the year, and we made progress on our capital management initiatives.  At the same time, some of our actions have yet to benefit capital, and we have more to do.

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The Phoenix Companies, Inc. … 2

“When I became Phoenix CEO in April, I focused the company on four strategic pillars to enhance shareholder value – balance sheet strength, policyholder security, expense reductions and new sources of sustainable growth – and we made the tough decisions throughout the year to further them.  The steps we took in 2009 to strengthen and reposition Phoenix are beginning to have an impact, and we expect them to emerge more fully in 2010,” he said.

Mr. Wehr cited the following 2009 highlights related to the four strategic pillars:

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Balance Sheet Strength – Phoenix remains sufficiently capitalized and maintained enhanced liquidity at the life company during 2009.   Risk-based capital declined during 2009, due primarily to adverse developments in discontinued operations and ratings migration in the company’s bond portfolio.  The company had expected to significantly improve its capital position through reinsurance transactions in 2009 but had only modest success.  In 2010, the company expects capital to build organically from cash generated by the in-force book of business as a result of already implemented expense reductions, lower sales strain, and more stable markets, and it continues to pursue reinsurance transactions.

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Policyholder Security – Phoenix is committed to policyholder security, and all of its strategic efforts support this priority.  In particular, the company maintained enhanced liquidity in 2009 to provide an additional cushion in the severe market environment.  In addition, Phoenix dedicated significant resources to providing policyholders and their advisors with service and information to help them make decisions that support their financial objectives while remaining committed to excellent day-to-day service.  Surrender levels were elevated from previous years but remained manageable throughout 2009.

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Expense Reductions – Phoenix eliminated $110 million in annualized expenses, before deferrals, in 2009 to align its expense structure with current business volumes and near-term opportunities.  These reductions were offset during the year by severance costs and lower expense deferrals, as well as increased pension costs resulting from the adverse markets.  The benefits of these actions will continue to emerge in 2010.

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Sustainable Growth – Phoenix began establishing new distribution relationships, including agreements with approximately 20 independent marketing organizations (IMOs), and is repositioning its core life and annuity product line to address the needs of middle market customers served by these newer distributors.  Phoenix also formed a distribution company, Saybrus Partners, Inc., and secured its first consulting services agreement with financial services firm Edward Jones.  The company is focused on further expansion of distribution channels for its own products as well as additional clients for Saybrus Partners in 2010.  It also continues to pursue expanded distribution for its Alternative Retirement Solutions products.

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The Phoenix Companies, Inc. … 3

FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL HIGHLIGHTS1

Earnings Summary ($ in millions)	Fourth Quarter 2008	Third Quarter 2009	Fourth Quarter 2009	Full Year 2008	Full Year 2009
Revenues	$556.6	$537.6	$549.8	$2,273.8	$2,118.6
Benefits & Reserves	369.1	305.6	314.1	1,362.3	1,279.9
Policyholder Dividends	74.1	73.4	81.8	327.7	267.3
Policy Acquisition Cost Amortization	255.3	63.1	104.5	431.7	266.5
Interest on Company Debt	8.9	8.3	8.0	36.7	33.1
Controllable & Other Expenses	64.6	85.0	64.2	274.4	298.5
Operating Income (Loss) Before Taxes	(215.4)	2.2	(22.8)	(159.0)	(26.7)
Income Tax Expense (Benefit)	(98.5)	(22.1)	11.4	(75.4)	115.7
Operating Income (Loss)[2]	(116.9)	24.3	(34.2)	(83.6)	(142.4)
Realized Gains (Losses) [3]	(48.4)	(22.5)	(6.8)	(88.7)	(53.3)
Consolidated CDO Earnings[3]	(1.2)	--	--	(4.2)	--
Discontinued Operations[3]	(211.8)	(28.4)	(65.4)	(549.5)	(123.3)
Net Loss	$(378.3)	$(26.6)	$(106.4)	$(726.0)	$(319.0)

Earnings Per Share Summary
Net Loss Per Share
Basic	$(3.31)	$(0.23)	$(0.91)	$(6.35)	$(2.74)
Diluted	$(3.31)	$(0.23)	$(0.91)	$(6.35)	$(2.74)
Operating Income (Loss) Per Share
Basic	$(1.02)	$0.21	$(0.29)	$(0.73)	$(1.22)
Diluted	$(1.02)	$0.21	$(0.29)	$(0.73)	$(1.22)
Weighted Average Shares Outstanding (in millions)
Basic	114.4	115.9	116.4	114.4	116.5
Diluted	114.4	115.9	116.4	114.4	116.5

1 Following the definitive agreement to sell Phoenix’s private placement insurance business, results from that business were classified as discontinued operations.  All prior periods have been adjusted accordingly.

2 Operating income, as well as components of and financial measures derived from operating income, are non-GAAP financial measures.  Please see “Income Statement Summary” below for more information.

3 Net of taxes.

UNUSUAL ITEMS

As a business in transition, the company had a number of unusual items reflected in its income statement, particularly after the market disruption began in the second half of 2008.

Unusual Items ($ in millions)	Fourth Quarter 2008	Third Quarter 2009	Fourth Quarter 2009	Full Year 2008	Full Year 2009
DAC/Reserve Unlocking Charges	$182.4	$ -	$18.0	$182.4	$18.0
Loss on Reinsurance Transactions	21.0	-	19.2	21.0	19.2
Non-Deferred Distribution Expenses	-	9.4	7.8	-	32.8
Unusual Expenses[1]	4.7	22.0	-	21.7	26.9
Total Pre Tax Items	208.1	31.4	45.0	225.1	96.9
Total Tax Expense/(Benefit)	(98.5)	(22.1)	11.4	(98.5)	115.7
Total Negative Impact to Operating Income	$109.6	$9.3	$56.4	$126.6	$212.6

Earnings Per Share Impact
Basic	$0.96	$0.08	$0.48	$1.11	$1.82
Diluted	$0.96	$0.08	$0.48	$1.11	$1.82
Weighted Average Shares Outstanding (in millions)
Basic	114.4	115.9	116.4	114.4	116.5
Diluted	114.4	115.9	116.4	114.4	116.5

1 Includes write-downs of capitalized expenses, severance costs, transaction-related expenses and 2008 proxy expenses.

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The Phoenix Companies, Inc. … 4

FOURTH QUARTER AND FULL YEAR 2009 OPERATING HIGHLIGHTS

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Fourth quarter 2009 revenues declined from the fourth quarter of 2008, largely due to lower premiums, but continued the trend of improvement throughout 2009, reflecting higher net investment income and fees.  Full year 2009 revenues declined from 2008 due to lower net investment income and premiums, partially offset by higher fees.

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Overall mortality trends in 2009 were consistent with long-term expectations.  Adverse mortality in the universal life product line in the fourth quarter was approximately $10 million.

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Life and annuity surrenders remained at elevated but manageable levels throughout 2009.  Individual life surrenders were at an annualized rate of 10.3 percent for the fourth quarter of 2009 compared with 10.4 percent for the third quarter of 2009.  Annuity surrenders for the fourth quarter of 2009 were at an annualized rate of 12.3 percent, improved from 14.4 percent in the third quarter of 2009.  Private placement life and annuity surrender data has been excluded from all periods following Phoenix’s definitive agreement to sell that business and its reclassification as a discontinued operation.

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After its most recent review of actuarial assumptions used to support deferred acquisition costs (DAC) and certain reserves, the company made a number of unlocking adjustments related to surrender rates, mortality rates, premium persistency and investment margins.  These changes resulted in a total charge of $18.0 million in the fourth quarter of 2009, compared with a $182.4 million unlocking charge in the fourth quarter of 2008.  The 2008 charge was mainly the result of the severe market decline.

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The company reinsured a block of in-force life insurance in the fourth quarter of 2009.  This transaction strengthened statutory capital but generated a GAAP loss from the write-off of DAC associated with the block.

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The company established a tax valuation allowance against its net deferred tax assets (DTA) in the first quarter of 2009.  In addition, the company used actual results rather than estimated full year results to calculate its effective tax rate over the course of 2009.  Changes in pretax earnings and other comprehensive income, as well as changes to the DTA and the related valuation allowance, made 2009 tax expense volatile from quarter to quarter. The full year tax expense of $115.7 million against operating income represents the establishment of the above-mentioned valuation allowance; excluding the charge, the 2009 effective tax rate on operating earnings was zero.

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The Phoenix Companies, Inc. … 5

REALIZED AND UNREALIZED GAINS AND LOSSES

Net unrealized losses on fixed income securities of $325.0 million at December 31, 2009 improved by $78.6 million from $403.6 million at September 30, 2009 and by $1,320.2 million from $1,645.2 million at December 31, 2008.  The improvement was primarily due to continued spread tightening across all market sectors.  At year end 2009, 60 percent of the unrealized loss was concentrated in investment-grade debt.  The company expects securities with unrealized losses will continue to pay their contractual principal and interest.

The table below summarizes net realized investment losses for fourth quarter and full year periods. While fourth quarter credit impairments increased from the third quarter, the overall trend for 2009 showed significant improvement.

Realized Gains and Losses ($ in millions)	Fourth Quarter 2008	Third Quarter 2009	Fourth Quarter 2009	Full Year 2008	Full Year 2009
Credit-related Impairments	$(137.7)	$(14.9)	$(34.2)	$(242.7)	$(108.4)
Transaction Gains (Losses)	(29.4)	(8.7)	15.7	(40.9)	33.2
Hedge Gains (Losses)	(32.3)	(4.0)	0.7	(40.5)	(2.7)
FAS 157 Non-performance Risk Factor	46.8	7.5	(6.9)	46.8	(28.3)
Fair Value Option Securities	(10.4)	2.7	0.7	(18.4)	4.0
Debt Securities Pledged as Collateral	(0.9)	--	--	(0.1)	--
Total Realized Losses	(163.9)	(17.4)	(24.0)	(295.8)	(102.2)
Offsets (PDO, DAC, Taxes)	107.0	(3.3)	17.9	195.1	51.7
Realized Losses After Offsets	$(56.9)	$(20.7)	$(6.1)	$(100.7)	$(50.5)

Credit-related impairments net of offsets for taxes, deferred acquisition costs and policyholder dividend obligation	$(47.8)	$(6.0)	$(16.8)	$(82.6)	$(50.4)

FSP FAS 115-2 Non-credit Portion of Impairment Loss Recognized in OCI	--	$(22.8)	$(32.6)	--	$(93.1)

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The Phoenix Companies, Inc. … 6

BALANCE SHEET STRENGTH AND LIQUIDITY

($ in millions)	December 31, 2008	December 31, 2009	Change
Total Assets	$25,808.6	$24,892.2	$(916.4)
Indebtedness	$458.0	$428.0	$(30.0)
Total Stockholders’ Equity	$865.1	$1,131.1	$266.0
Total Stockholders’ Equity excluding FAS 115 other accumulated OCI and FIN 46-R	$1,665.7	$1,302.4	$(363.3)

Debt to Total Capital [1]	21.6%	24.7%	3.1%

1 Based on Total Stockholders’ Equity, excluding FAS 115 other accumulated OCI and FIN 46-R

The company retains its focus on maintaining appropriate levels of capital and liquidity.  The company’s liquidity position is approximately double its typical level, with more than 10 percent of the fixed income portfolio invested in the most highly liquid instruments, such as cash, short-term investments, Treasuries and agency mortgage-backed securities.

Debt-to-capital remains relatively low at 24.7 percent.  The company has no debt maturities until 2032.  During the fourth quarter of 2009, the company repurchased an additional $5.6 million par value of its quarterly interest bonds, bringing the full year 2009 total to $30.0 million.

The company has a stable liability profile, with no material exposure to guaranteed investment contracts or institutional funding agreements, no securities lending activities and no credit default swaps.

As of December 31, 2009, cash and securities at the holding company were $63.9 million.  Expected annual holding company run rate interest and operating expenses are approximately $26 million.

During 2009, Phoenix substantially eliminated the remaining goodwill and identified intangibles on its balance sheet.

YEAR END 2009 PRELIMINARY STATUTORY RESULTS FOR PHOENIX LIFE INSURANCE COMPANY

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The company had a statutory net gain from operations of $4.3 million for the fourth quarter of 2009, compared with a statutory net gain from operations of $32.7 million for the fourth quarter of 2008.  For the full year 2009, the company had a $32.5 million statutory net gain from operations, compared with a statutory net gain from operations of $53.4 million for 2008.  The year over year decline was driven primarily by $71.7 million in reserves taken in the second and fourth quarters in response to adverse developments in the company’s discontinued group accident and health reinsurance business.

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The Phoenix Companies, Inc. … 7

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Statutory surplus and asset valuation reserve was $574.2 million at December 31, 2009, compared with $600.4 million at September 30, 2009 and $853.3 million at December 31, 2008.  The key drivers of the decline were realized and unrealized investment losses, tax adjustments and charges related to the company’s discontinued group accident and health reinsurance business.

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At year end 2009, Phoenix Life Insurance Company’s estimated risk-based capital ratio (RBC) was 225 percent.  The decline from year end 2008 was due to lower statutory capital and ratings migration in the company’s bond portfolio.  The company expects organic growth in statutory capital from cash generated by the in-force book of business as a result of already implemented expense reductions, lower sales strain and a more stable market environment.  This organic growth in capital is expected to translate to an estimated 40 percentage points of RBC by year-end 2010.   Phoenix continues to pursue reinsurance transactions that would strengthen capital further.

SALES HIGHLIGHTS

The company is working to develop new relationships with distributors that focus primarily on the middle market, including IMOs.  At year end 2009, there were approximately 20 new distribution agreements with IMOs.  The initial emphasis in these new relationships has been on the company’s repositioned annuity portfolio, and the company expects to expand life insurance distribution further as that portfolio is also repositioned.

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Life insurance annualized premium was $0.5 million for the fourth quarter of 2009 compared with $4.5 million for the third quarter of 2009 and $40.3 million for the fourth quarter of 2008.  Annualized premium for the full year 2009 was $33.0 million compared with $278.2 million for the full year 2008.

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Annuity deposits were $12.5 million for the fourth quarter of 2009 compared with $12.6 million for the third quarter of 2009 and $123.9 million for the fourth quarter of 2008.  Annuity deposits for the full year 2009 were $142.6 million compared with $628.9 million for the full year 2008.

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Annuity net flows were negative $107.9  million for the fourth quarter 2009 compared with negative $124.5 million for the third quarter of 2009 and negative $47.0 million for the fourth quarter of 2008.  For the full year 2009, annuity net flows were negative $437.3 million compared with negative $178.0 for 2008.

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Annuity funds under management of $3.9 billion at December 31, 2009 were essentially unchanged from September 30, 2009 and increased 5.1 percent from December 31, 2008, reflecting trends in the markets.

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Gross life insurance in-force at December 31, 2009 was $155.3 billion, a 7 percent decrease from a year ago.

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The Phoenix Companies, Inc. … 8

DISCONTINUED OPERATIONS

The fourth quarter 2009 net loss included a $65.4 million loss from discontinued operations, consisting primarily of charges associated with the announced sale of PFG Holdings, Inc, the company’s private placement insurance business, and additional reserves taken for the company’s discontinued group accident and health reinsurance business.

In conjunction with the announced sale of PFG, the company recorded an estimated GAAP loss of $22.7 million. The sale is expected to close in the second quarter of 2010 and produce a statutory gain and improvement in RBC that is additive to the organic capital generation referenced above.

The company increased reserves by $46.7 million largely in response to adverse developments in its discontinued group accident and health reinsurance business.  The company had previously increased reserves for this business by $25.0 million in the second quarter of 2009, supplementing the reserves established in 1999 and 2000.  Since the business was discontinued in 1999, through settlements, commutations and other means, the company has reduced by 90 percent the number of contracts that comprise this business.  Net reserves as of December 31, 2009 for the business were $60.8 million, which represents the company’s best estimate of future losses. The company continues to pursue actions to limit future loss development in the business.

CONFERENCE CALL

The Phoenix Companies, Inc. will host a conference call today (February 11) at 1 p.m. EST to discuss with the investment community Phoenix’s fourth quarter 2009 financial results and 2010 outlook.  The conference call will be broadcast live on Phoenix’s Web site, www.phoenixwm.com, in the Investor Relations section.  The call can also be accessed by telephone at 773-799-3641 (Passcode: PHOENIX).  A replay of the call is available through February 25, 2010 by telephone at 203-369-1501 and on Phoenix’s Web site.

ABOUT PHOENIX

Dating to 1851, The Phoenix Companies, Inc. (NYSE:PNX) provides financial solutions using life insurance and annuities.  Phoenix is headquartered in Hartford, Connecticut.  In 2009, Phoenix had annual revenues of $2.1 billion and total assets of $24.9 billion at year end.  More detailed financial information can be found in Phoenix’s financial supplement for the fourth quarter of 2009, which is available on Phoenix’s Web site, www.phoenixwm.com, in the Investor Relations section.

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The Phoenix Companies, Inc. … 9

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which, by their nature, are subject to risks and uncertainties.  We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements.  These forward-looking statements include statements relating to trends in, or representing management’s beliefs about, our future transactions, strategies, operations and financial results and often contain words such as “will,” “anticipate,” “believe,” “plan,” “estimate,”  “expect,” “intend,” “may,” “should” and other similar words or expressions.  Forward-looking statements are made based upon our current expectations and beliefs concerning trends and future developments and their potential effects on the company.  They are not guarantees of future performance.  Our actual business, financial condition and results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others:  (i) unfavorable general economic developments including, but not limited to, specific related factors such as the performance of the debt and equity markets and changes in interest rates; (ii) the effect of continuing adverse capital and credit market conditions on our ability to meet our liquidity needs, our access to capital and our cost of capital; (iii) the possibility of losses due to defaults by others including, but not limited to, issuers of fixed income securities; (iv) changes in our investment valuations based on changes in our valuation methodologies, estimations and assumptions; (v) the effect of guaranteed benefits within our products; (vi) the consequences related to variations in the amount of our statutory capital due to factors beyond our control; (vii) further downgrades in our debt or financial strength ratings; (viii) the possibility that mortality rates, persistency rates, funding levels or other factors may differ significantly from our pricing expectations; (ix) the availability, pricing and terms of reinsurance coverage generally and the inability or unwillingness of our reinsurers to meet their obligations to us specifically; (x) our dependence on non-affiliated distributors for our product sales; (xi) our dependence on third parties to maintain critical business and administrative functions; (xii) our ability to attract and retain key personnel in a competitive environment; (xiii) the strong competition we face in our business from banks, insurance companies and other financial services firms; (xiv) our reliance, as a holding company, on dividends and other payments from our subsidiaries to meet our financial obligations and pay future dividends, particularly since our insurance subsidiaries’ ability to pay dividends is subject to regulatory restrictions; (xv) the potential need to fund deficiencies in our Closed Block; (xvi) tax developments that may affect us directly, or indirectly through the cost of, the demand for or profitability of our products or services; (xvii) the possibility that the actions and initiatives of the U.S. Government, including those that we elect to participate in, may not improve adverse economic and market condition generally or our business, financial condition and results of operations specifically; (xviii) other legislative or regulatory developments; (xix) legal or regulatory actions; (xx) changes in accounting standards; (xxi) the potential effects of the spin-off of our former asset management subsidiary; (xxii) the potential effect of a material weakness in our internal control over financial reporting on the accuracy of our reported financial results; and (xxiii) the risks related to a man-made or natural disaster; and (xxiv) other risks and uncertainties described herein or in any of our filings with the SEC.  We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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The Phoenix Companies, Inc. … 10

Financial Highlights

Three and Twelve Months Ended December 31, 2009 and 2008

(Unaudited)

Income Statement Summary (1)	Three Months		Twelve Months
($ in millions)	2009	2008	2009	2008

Revenues	$526.0	$393.7	$2,017.3	$1,984.5

Operating Income (Loss) (1)	$(34.2)	$(116.9)	$(142.4)	$(83.6)

Net Income (Loss)	$(106.4)	$(378.3)	$(319.0)	$(726.0)

Earnings Per Share

Weighted Average Shares Outstanding (in thousands)
Basic	116.4	114.4	116.5	114.4
Diluted	116.4	114.4	116.5	114.4

Operating Income (Loss) Per Share (1)
Basic	$(0.29)	$(1.02)	$(1.22)	$(0.73)
Diluted	$(0.29)	$(1.02)	$(1.22)	$(0.73)

Net Income (Loss) Per Share
Basic	$(0.91)	$(3.31)	$(2.74)	$(6.35)
Diluted	$(0.91)	$(3.31)	$(2.74)	$(6.35)

Balance Sheet Summary	December	December
($ in millions, except share and per share data)	2009	2008

Invested Assets (2)	$13,750.4	$13,607.9
Separate Account Assets	$4,417.9	$3,860.1
Total Assets	$24,892.2	$25,808.6
Indebtedness	$428.0	$458.0
Total Stockholders’ Equity	$1,131.1	$865.1
Common Shares outstanding (in thousands)	115.2	114.4

Book Value Per Share	$9.82	$7.56
Book Value Per Share, excluding Accumulated OCI and FIN 46-R	$11.31	$14.56

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(1)

In addition to financial measures presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP financial measures such as operating income (loss), as well as components of and financial measures derived from operating income (loss), in evaluating our financial performance. Net income and net income per share are the most directly comparable GAAP measures. Our non-GAAP financial measures should not be considered as substitutes for net income and net income per share. Therefore, investors should evaluate both GAAP and non-GAAP financial measures when reviewing our performance. A reconciliation of the net income to our non-GAAP financial measures is set forth in the financial highlights table at the beginning of this release. Investors should note that our calculation of these measures may differ from similar measures used by other companies. For additional information, please see our financial supplement on the investor relations page at www.phoenixwm.com.

Operating income, and components of and measures derived from operating income, are internal performance measures we use in the management of our operations, including our compensation plans and planning processes. In addition, management believes that these measures provide investors with additional insight into the underlying trends in our operations.

Operating income (loss) represents income (loss) from continuing operations, which is a GAAP measure, before realized investment gains and losses, and certain other items.

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Net realized investment gains and losses are excluded from operating income because their size and timing are frequently subject to management’s discretion.

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Certain other items may be excluded from operating income because we believe they are not indicative of overall operating trends and are items that management believes are non-recurring and material, and which result from a business restructuring, a change in regulatory environment, or other unusual circumstances.  For the fourth quarter and full year 2009, unusual items excluded from operating income on page 1 were:

($ in millions)	Fourth Quarter 2009	Full Year 2009

Operating Loss	$(34.2)	$(142.4)
Loss on Reinsurance Transactions	19.2	19.2
DAC/Reserve Unlocking Charges	18.0	18.0
Non-Deferred Distribution Expenses	7.8	32.8
Unusual Expenses	--	26.9
Tax Expense	11.4	115.7
Subtotal Unusual Items	56.4	212.6
Operating Income, Excluding Unusual Items	$22.2	$70.2

 (2)

Invested assets equal total investments plus cash and equivalents less debt and equity securities pledged as collateral.

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The Phoenix Companies, Inc. … 11

Consolidated Balance Sheet

December 31, 2009 (Unaudited and Preliminary) and December 31, 2008

($ in millions, except share data)

	December 31,	December 31,
	2009	2008
ASSETS:
Available-for-sale debt securities, at fair value	$10,345.5	$9,826.4
Available-for-sale equity securities, at fair value	25.2	25.2
Venture capital partnerships, at equity in net assets	188.6	200.8
Policy loans, at unpaid principal balances	2,324.4	2,477.5
Other investments	539.7	616.9
Fair value option investments	69.3	84.1
	13,492.7	13,230.9
Available-for-sale debt and equity securities pledged as collateral, at fair value	--	148.0
Total investments	13,492.7	13,378.9
Cash and cash equivalents	257.7	377.0
Accrued investment income	176.4	203.3
Receivables	356.6	358.0
Deferred policy acquisition costs	1,916.0	2,708.3
Deferred income taxes	166.2	435.2
Goodwill	0.7	0.7
Other assets	177.3	210.3
Discontinued operations assets	3,930.7	4,276.8
Separate account assets	4,417.9	3,860.1
Total assets	$24,892.2	$25,808.6

LIABILITIES:
Policy liabilities and accruals	$13,151.1	$13,932.9
Policyholder deposit funds	1,342.7	1,616.6
Indebtedness	428.0	458.0
Other liabilities	509.8	645.6
Discontinued operations liabilities	3,911.4	4,185.1
Non-recourse collateralized obligations	--	245.2
Separate account liabilities	4,418.1	3,860.1
Total liabilities	23,761.1	24,943.5

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value: 127.0 million and 126.7 million shares issued	1.3	1.3
Additional paid-in capital	2,627.8	2,626.4
Accumulated deficit	(1,146.7)	(839.5)
Accumulated other comprehensive loss	(171.3)	(743.6)
Treasury stock, at cost: 11.8 million and 12.3 million shares	(180.0)	(179.5)
Total stockholders’ equity	1,131.1	865.1
Total liabilities and stockholders’ equity	$24,892.2	$25,808.6

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The Phoenix Companies, Inc. … 12

Consolidated Statement of Income (Unaudited)

Three and Twelve Months Ended December 31, 2009 and 2008

($ in millions)

	Three Months		Twelve Months
	2009	2008	2009	2008
REVENUES:
Premiums	$170.5	$199.2	$684.2	$765.9
Fee income	172.1	155.7	648.1	601.3
Net investment income	207.4	202.7	787.2	913.1
Net realized investment losses:
Total other-than-temporary impairment (“OTTI”) losses	(66.8)	--	(201.5)	--
Portion of OTTI losses recognized in other comprehensive income	32.6	--	93.1	--
Net OTTI losses recognized in earnings	(34.2)	(139.3)	(108.4)	(245.0)
Net realized investment gains (losses), excluding OTTI losses	10.2	(24.6)	6.2	(50.8)
Net realized investment gains (losses)	(24.0)	(163.9)	(102.2)	(295.8)
Total revenues	526.0	393.7	2,017.3	1,984.5

BENEFITS AND EXPENSES:
Policy benefits, excluding policyholder dividends	314.1	369.1	1,279.9	1,362.3
Policyholder dividends	78.5	4.4	226.8	207.5
Policy acquisition cost amortization	103.2	243.0	260.6	406.0
Interest expense on indebtedness	8.0	8.9	33.1	36.7
Interest expense on non-recourse collateralized obligations	--	1.1	--	11.8
Other operating expenses	65.2	54.5	303.5	254.9
Total benefits and expenses	569.0	681.0	2,103.9	2,279.2

Income (loss) before income taxes	(43.0)	(287.3)	(86.6)	(294.7)
Income tax (expense) benefit	2.0	120.8	(109.1)	118.2
Income (loss) from continuing operations	(41.0)	(166.5)	(195.7)	(176.5)
Income (loss) from discontinued operations, net of income taxes	(65.4)	(211.8)	(123.3)	(549.5)
Net income (loss)	$(106.4)	$(378.3)	$(319.0)	$(726.0)

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